Exhibit 99.1

 ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS FOURTH QUARTER RESULTS AND 2004
                    EARNINGS IMPROVEMENT OF $.02 PER SHARE

        WIXOM, Mich., Feb. 24 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative hemodialysis products manufacturer in the healthcare sector, reported its fourth quarter and full year 2004 results today with 2004 Earnings per Share improving by $.02 per share.
Highlights:

        Fourth Quarter 2004

        *    Record quarterly revenues of $4,780,070.

        *    Sales revenues increased 15.4% over the fourth quarter of 2003.

        * Sales revenue was up 6.8% sequentially over the third quarter of 2004.

        * Concentrate product line revenue increased 26% over the fourth quarter of 2003.

        * Dri-Sate(R) Dry Acid Concentrate unit volume increased 25% over the fourth quarter of 2003.

        *    Operating Income was $70,980; net income was $11,404.

        *    Substantial market share gain in the Southeast region.

        Year Ended December 31, 2004

        *    Sales revenue increased 20% in 2004 over 2003.

        * Concentrate revenue increased 30%; driven by broad growth across all product lines.

        * Dri-Sate(R) Dry Acid Concentrate unit volumes increased 38% over last year.

        *    Operating income of $409,000 more than doubled.

        *    Net income improved by $207,000 over 2003.

        * Earnings per share was $.02 in 2004; an improvement of $.02 per share over 2003.

        Mr. Robert L. Chioini, Chairman, CEO, and President of Rockwell Medical Technologies, Inc. stated, "We are pleased with our results for 2004. We substantially grew our business, we achieved our second year of profitable operations and we expanded our geographic scope of business in the fourth quarter with significant penetration into the Southeast. Mr. Chioini also stated, "We made substantial investments in iron product development and market share expansion in the fourth quarter. These investments were essential for our future development. Our overall iron development spending increased by $50,000 over the third quarter level, with more than $100,000 spent in total for the fourth quarter. As a result of this investment, coupled with an increase in new business outside of our traditional distribution footprint, we incurred higher than normal operating and distribution expenses. Although these growth initiatives reduced our earnings in the fourth quarter we are excited about our prospects for 2005." Rockwell is seeking FDA approval for a proprietary drug product containing Ferric Pyrophosphate (FePPi) to be delivered by its dialysis concentrates. It believes FePPi, delivered via dialysate, is a superior iron compound and delivery method for the treatment of anemia in dialysis patients as compared to the current intravenous (IV) iron drugs used today. The Company is seeking FDA approval of the product, which it intends to market. The Company believes that the current market for IV iron is $300 million in the United States and more than $500 million globally. As compared to IV iron administration, the Company believes that administering the drug through its dialysate is a safer and more effective method for maintaining iron balance in dialysis patients, while at the same time eliminating the associated nursing and pharmaceutical IV iron administration costs. Rockwell holds the exclusive rights to the patents which cover the pharmaceutical composition, methods of use and delivery of iron to be administered via dialysate to both hemodialysis and peritoneal dialysis patients.

        Rockwell will be hosting a conference call to review its fourth quarter and year end results on Thursday, February 24, 2005 at 11:00 am EST. Investors are encouraged to call in 5-10 minutes in advance of the call at 888-896-0862 or may listen on the web at:
http://orion.calleci.com/servlet/estreamgetevent?id=4813&folder=default using
Windows Media Player. See rockwelllmed.com for more details and playback options.

        Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri- Sate(R) Dry Acid Mixing System, RenalPure(TM) Liquid Acid, RenalPure(TM) Powder Bicarbonate, SteriLyte(R) Liquid Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at http://www.rockwellmed.com.

        Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's anticipated sales revenue and the potential of Rockwell's proprietary dialysate iron product, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors, failure to obtain FDA approval, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

               Rockwell Medical Technologies, Inc. and Subsidiary

                         Consolidated Income Statements

For the three and twelve months ended December 31, 2004 and December 31, 2003

                               (Whole dollars)

                                              Quarter        Quarter         Year           Year
                                               Ended           Ended        Ended           Ended
                                           December 31,   December 31,   December 31,   December 31,
                                               2004           2003           2004           2003
                                           ------------   ------------   ------------   ------------
Sales                                      $  4,780,070   $  4,142,975   $ 17,944,710   $ 14,970,144
Cost of Sales                                 4,072,467      3,346,866     15,139,215     12,414,462
  Gross Profit                                  707,603        796,109      2,805,495      2,555,682
Selling, General and
 Administrative                                 636,623        650,493      2,396,315      2,367,773
  Operating Income                               70,980        145,616        409,180        187,909
Interest Expense, net                            59,576         45,590        197,658        183,056
  Net Income                               $     11,404   $    100,026   $    211,522   $      4,853
Basic Shares Outstanding                      8,553,527      8,510,828      8,546,302      8,495,134

Basic Earnings Per Share                   $          -   $       0.01   $       0.02   $          -
Fully Diluted Shares
 Outstanding                                  9,199,505      9,229,754      9,305,123      9,229,754
Fully Diluted Earnings Per
 Share                                     $          -   $       0.01   $       0.02   $          -

               Rockwell Medical Technologies, Inc. And Subsidiary

                           Consolidated Balance Sheets

                        As of December 31, 2004 and 2003

                                 (Whole Dollars)

                                     ASSETS

                                                     DECEMBER 31,    DECEMBER 31,
                                                         2004            2003
                                                     ------------    ------------
Cash and Cash Equivalents                            $    166,195    $    106,639
Restricted Cash and Cash Equivalents                        8,662           8,662
Accounts Receivable, net of a reserve of
 $44,500 in 2004 and $34,500 in 2003                    2,302,093       2,169,564
Inventory                                               1,652,457       1,350,291
Other Current Assets                                      111,630         103,971
    Total Current Assets                                4,241,037       3,739,127

Property and Equipment, net                             2,048,665       1,943,376
Intangible Assets                                         369,508         314,071
Goodwill                                                  920,745         920,745
Other Non-current Assets                                  120,597         127,467
     Total Assets                                    $  7,700,552    $  7,044,786


    LIABILITIES AND SHAREHOLDERS' EQUITY

Short Term Borrowings                                $    452,682    $    642,018
Notes Payable & Capitalized Lease Obligations             389,602         307,959
Accounts Payable                                        2,124,679       1,666,952
Accrued Liabilities                                       492,592         329,519
     Total Current Liabilities                          3,459,555       2,946,448

Long Term Notes Payable & Capitalized Lease
 Obligations                                              818,678         926,230

     Shareholders' Equity:
Common Share, no par value,
  8,556,531 and 8,519,405
  shares  issued and outstanding                       11,870,909      11,832,220
Common Share Purchase Warrants,
  3,761,071 and 3,766,071 shares
  issued and outstanding                                  320,150         320,150
Accumulated Deficit                                    (8,768,740)     (8,980,262)
      Total Shareholders' Equity                        3,422,319       3,172,108

     Total Liabilities And
      Shareholders' Equity                           $  7,700,552    $  7,044,786

SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             02/24/2005
    /CONTACT: Thomas Klema of Rockwell Medical Technologies, Inc., +1-248-960-9009/
    /Web site:  http://www.rockwellmed.com /